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Lazydays Holdings, Inc. Reports Second Quarter 2019 Financial Results

Tampa, FL (August 13, 2019) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the second quarter ended June 30, 2019.

Second Quarter Financial Results and Highlights:

●	On June 11, 2019, Lazydays announced entering into a letter of intent to acquire the assets of Alliance Coach Inc. (“Alliance”) located near Ocala, Florida. The acquisition closed on August 1, 2019.

●	Lazydays completed the construction of a 30,000 square foot state-of-the-art recreational vehicle (“RV”) service facility adjacent to its Minnesota dealership. This new facility adds 20 additional service bays to the original eight at the Minnesota location, and commenced operations late in the second quarter.

●	Revenues for the second quarter were $168.5 million; up $6.4 million, or 4.0%, versus 2018. Revenue from sales of recreational vehicles was $149.0 million for the quarter, up $4.6 million, or 3.2%. RV unit sales excluding wholesale units, were 2,092 for the quarter, down 17 units, or 0.8% versus 2018. The marginal decline in unit volume was offset by a 3.5% increase in our average selling price per unit. Other revenues which includes finance and insurance (“F&I”) revenues as well as other revenues including parts, accessories, and related services were up $1.7 million. This increase is attributable to higher F&I revenue per vehicle sold, as well as our Tennessee and Minnesota locations acquired in the second half of 2018.

●	Gross profit, which excludes depreciation and amortization, was $35.5 million, down $0.2 million versus 2018. Gross margin declined slightly between the two periods, from 22.0% in 2018 to 21.0% in 2019, primarily driven by a mix shift towards new versus pre-owned unit sales.

●	Excluding transaction costs, depreciation and amortization, and the amortization of stock-based compensation; selling, general and administrative expense (“SG&A”) for the quarter was $25.2 million, up $0.3 million compared to the prior year related to expenses from our Tennessee and Minnesota dealerships acquired in 2018. Expense related to the amortization of stock-based compensation decreased by $1.5 million compared to the prior year, while depreciation and amortization remained relatively flat compared to the prior year. Stock-based compensation decreased as a result of the graded vesting schedule of the market-based awards issued to management in March of 2018.

●	Adjusted EBITDA, a non-GAAP financial measure, was $9.9 million for the quarter, down slightly compared to $10.0 million in 2018. This was primarily driven by decreased gross profit from the decline in preowned vehicle unit sales.

●	As of June 30, 2019, cash was $30.2 million, up $3.6 million from December 31, 2018. The increase was primarily the result of cash flows from operating activities net of Floorplan financing payoffs as we reduced our RV inventory by approximately $47.0 million since December 31, 2018.

“Despite industry conditions that were consistent with the first quarter of 2019, we continued to maintain margins and actively manage our inventory levels in alignment with overall demand.,” stated Mr. William Murnane, Chairman and Chief Executive Officer of Lazydays. “We are also pleased with our continued service and geographic expansion progress. During the second quarter, we completed the construction and commenced operations of our state-of-the-art service facility – greatly expanding service capacity at our Minnesota dealership. Our acquisition of Alliance Coach adds a dealership with a strong service reputation and expands our footprint in a fast-growing area of Florida. The Alliance acquisition moved from a letter of intent, through due diligence, integration, and close in less than 60 days –demonstrating our capability to successfully execute our expansion strategy and our team’s ability to quickly integrate acquired dealerships.”

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on August 13, 2019 that will also be broadcast live over the internet. The call can be accessed as follows:

Via phone by dialing 1-844-343-9114 for domestic callers and 1-647-689-5132 for international callers. Please dial in and request Lazydays Holdings, Inc. Second Quarter 2019 Financial Results Conference Call; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until August 20, 2019 and may be accessed by calling 1-800-585-8367 or 1-416-621-4642 with a conference ID number of 2395566. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

Lazydays, The RV Authority®, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays also has dealerships located in Ocala, Florida; Tucson, Arizona; Minneapolis, Minnesota; Knoxville, Tennessee; and Loveland and Denver, Colorado. Offering the nation’s largest selection of leading RV brands, Lazydays features nearly 3,000 new and pre-owned RVs, more than 400 service bays and two on-site campgrounds with over 700 RV campsites. Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at dealership locations. In addition, Lazydays also has rental fleets in Colorado.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, rental and ownership experience, which is why more than a half-million RVers and their families visit Lazydays every year, making it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.” Additional information can be found here.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays’ future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for its Minnesota, Tennessee, and Ocala dealerships as well as its service business, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, and other factors described from time to time in Lazydays’ Securities and Exchange Commission reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Note on Presentation

For the three months ended June 30, 2019 and June 30, 2018, the financial information presented represents the operating results of Lazydays Holdings, Inc. (labeled as “Successor” in the accompanying tables). For the six months ended June 30, 2019, the financial information presented represents the operating results of Lazydays Holdings, Inc. For the six months ended June 30, 2018, the financial information presented represents the combined operating results of Lazydays Holdings, Inc. for the period from March 15, 2018 to June 30, 2018 with the operating results of Lazy Days’ R.V. Center, Inc. (labeled as “Predecessor” in the accompanying tables) for the period from January 1, 2018 to March 14, 2018.

Results of Operations for the Three and Six Months Ended June 30, 2019 and 2018

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands)

(Unaudited)

	Successor	Successor	Successor	Combined Successor and Predecessor
	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Revenues
New and pre-owned vehicles	$149,046	$144,361	$301,680	$302,639
Other	19,500	17,753	39,923	37,319
Total revenue	168,546	162,114	341,603	339,958

Cost of revenues (excluding depreciation and amortization expense)
New and pre-owned vehicles	128,017	122,329	258,887	257,694
Adjustments to LIFO reserve	359	-	606	148
Other	4,692	4,039	9,685	7,624
Total cost of revenues (excluding depreciation and amortization)	133,068	126,368	269,178	265,466

Gross profit (excluding depreciation and amortization)	35,478	35,746	72,425	74,492

Transaction costs	87	252	315	3,496
Depreciation and amortization expense	2,640	2,691	5,335	4,304
Stock-based compensation expense	1,112	2,644	2,626	3,269
Selling, general, and administrative expenses	25,151	24,918	51,603	51,285
Income from operations	6,488	5,241	12,546	12,138
Other income/expenses
(Loss)/gain on sale of property and equipment	-	10	(2)	11
Interest expense	(2,531)	(2,233)	(5,558)	(4,937)
Total other expense	(2,531)	(2,223)	(5,560)	(4,926)
Income before income tax expense	3,957	3,018	6,986	7,212
Income tax expense	(2,099)	(1,176)	(3,284)	(2,343)
Net income	$1,858	$1,842	$3,702	$4,869

Balance Sheets as of June 30, 2019 and December 31, 2018

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	June 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets
Cash	$30,152	$26,603
Receivables, net of allowance for doubtful accounts of $645 and $687 at June 30, 2019 and December 31, 2018, respectively	20,104	16,967
Inventories	118,547	167,378
Income tax receivable	231	2,630
Prepaid expenses and other	3,256	3,166
Total current assets	172,290	216,744

Property and equipment, net	80,294	78,043
Goodwill	36,728	36,762
Intangible assets, net	68,286	70,189
Other assets	255	358
Total assets	$357,853	$402,096

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	June 30, 2019	December 31, 2018
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$21,517	$22,599
Dividends payable	-	1,210
Floor plan notes payable, net of debt discount	94,738	143,469
Financing liability, current portion	830	714
Long-term debt, current portion	4,445	4,408
Total current liabilities	121,530	172,400

Long term liabilities
Financing liability, non-current portion, net of debt discount	63,555	60,533
Long term debt, non-current portion, net of debt discount	16,790	19,013
Deferred tax liability	18,717	18,717
Total liabilities	220,592	270,663

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of June 30, 2019 and December 31, 2018; liquidation preference of $62,709 and $61,210 as of June 30, 2019 and December 31, 2018, respectively	57,692	54,983

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 8,471,608 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	80,023	80,606
Accumulated deficit	(454)	(4,156)

Total stockholders’ equity	79,569	76,450
Total liabilities and stockholders’ equity	$357,853	$402,096

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance as they reflect certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe that these supplemental measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight of the underlying operating results and trends and overall understanding of our financial performance and prospects for the future. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income excluding depreciation and amortization of property and equipment, interest expense, net, amortization of intangible assets, and income tax expense.

Adjusted EBITDA is defined as net income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one-time charges, and loss or gain on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total revenues.

Reconciliations from Net Income per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three and six months ended June 30, 2019 and 2018 are shown (in thousands) in the tables below.

	Successor	Successor	Successor	Combined Successor and Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

EBITDA and Adjusted EBITDA
Net income	$1,858	$1,842	$3,702	$4,869
Interest expense, net	2,531	2,233	5,558	4,937
Depreciation and amortization of property and equipment	1,687	1,897	3,428	3,224
Amortization of intangible assets	953	794	1,907	1,080
Income tax expense	2,099	1,176	3,284	2,343
Subtotal EBITDA	9,128	7,942	17,879	16,453
Floor plan interest	(1,049)	(953)	(2,518)	(1,984)
LIFO adjustment	359	-	606	148
Transaction costs	87	252	315	3,496
Loss (gain) on sale of property and equipment	-	(10)	2	(11)
Severance costs/Other	272	79	429	79
Stock-based compensation	1,112	2,644	2,626	3,269
Adjusted EBITDA	$9,909	$9,954	$19,339	$21,450

	Successor	Successor	Successor	Combined Successor and Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

EBITDA margin and Adjusted EBITDA margin
Net income margin	1.1%	1.1%	1.1%	1.4%
Interest expense, net	1.5%	1.4%	1.6%	1.5%
Depreciation and amortization of property and equipment	1.0%	1.2%	1.0%	0.9%
Amortization of intangible assets	0.6%	0.5%	0.6%	0.3%
Income tax expense	1.2%	0.7%	1.0%	0.7%
Subtotal EBITDA margin	5.4%	4.9%	5.2%	4.8%
Floor plan interest	-0.6%	-0.6%	-0.7%	-0.6%
LIFO adjustment	0.2%	0.0%	0.2%	0.0%
Transaction costs	0.1%	0.2%	0.1%	1.0%
Loss (gain) on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Severance costs/Other	0.2%	0.0%	0.1%	0.0%
Stock-based compensation	0.7%	1.6%	0.8%	1.0%
Adjusted EBITDA margin	5.9%	6.1%	5.7%	6.3%

Note: Figues in the table may not recalculate exactly due to rounding.

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